Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Motus GI Holdings, Inc. on Form S-3 (Nos. 333-254343, 333-254346 and 333-272341) and Form S-8 (Nos. 333-224003, 333-230506, 333-237476, 333-254344, 333-263940 and 333-271080) of our report dated March 18, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 18, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 18, 2024